CONFIRMING STATEMENT
       This Confirming Statement confirms the undersigned, H. Lynn Moore, Jr., has authorized and designated each of Randall G. Ray and Stacy M. Grace, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the
U.S. Securities and Exchange Commission as a result of the undersigned's position as a director, and/or the undersigned's ownership of or transactions in securities, of Tyler Technologies, Inc. The authority of Randall G. Ray and Stacy M. Grace under this Confirming Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Tyler Technologies, Inc., unless earlier revoked in writing. The undersigned acknowledges that Randall G. Ray and Stacy M. Grace are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.
July 27, 2020		/s/ H. Lynn Moore, Jr.